                                      INDEX


Financial Statements                                                                                        Page
                                                                                                            ----

     Condensed Consolidated Balance Sheets as of September 30, 2003 (Successor Company) and
       December 31, 2002 (Successor Company)............................................................      2
     Condensed Consolidated Statements of Operations for the Three and Nine Months Ended
       September 30, 2003 (Successor Company) and 2002 (Predecessor Company)............................      3
     Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2003
       (Successor Company) and 2002 (Predecessor Company)...............................................      4
     Notes to Condensed Consolidated Financial Statements...............................................      5


                        WilTel Communications Group, Inc.

                      Condensed Consolidated Balance Sheets

                                   (Unaudited)


                                                                         Successor Company
                                                                   -------------------------------
                                                                   September 30,      December 31,
                                                                       2003              2002
                                                                   -------------      ------------
                                                                        (In thousands)

Assets
Current assets:
   Cash and cash equivalents                                        $  215,313       $  291,288
   Receivables less allowance of $5,035,000 ($610,000 in 2002)         233,088          180,768
   Notes receivable                                                       --             55,114
   Prepaid assets and other                                             57,032           25,525
                                                                    ----------       ----------
Total current assets                                                   505,433          552,695
Property, plant and equipment, net                                   1,252,852        1,460,010
Other assets and deferred charges, net                                  57,346           49,568
                                                                    ----------       ----------
Total assets                                                        $1,815,631       $2,062,273
                                                                    ==========       ==========

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                   $178,553         $184,759
   Deferred revenue                                                     48,063           61,312
   Accrued liabilities                                                 207,647          235,782
   Long-term debt due within one year                                    4,142           51,503
                                                                    ----------       ----------
Total current liabilities                                              438,405          533,356
Long-term debt                                                         502,862          517,986
Long-term deferred revenue                                             158,165          178,978
Other liabilities                                                      136,276          136,932
Minority interest in consolidated subsidiary                              --              5,290
Contingent liabilities and commitments
Stockholders' equity:
   WilTel common stock, $0.01 par value, 200 million shares
      authorized, 50 million shares outstanding in 2003 and 2002           500              500
   Capital in excess of par value                                      749,500          749,500
   Accumulated deficit                                                (170,077)         (61,049)
   Accumulated other comprehensive income                                 --                780
                                                                    ----------       ----------
Total stockholders' equity                                             579,923          689,731
                                                                    ----------       ----------
Total liabilities and stockholders' equity                          $1,815,631       $2,062,273
                                                                    ==========       ==========


                             See accompanying notes.

                        WilTel Communications Group, Inc.

                 Condensed Consolidated Statements of Operations

                                   (Unaudited)


                                                            Successor      Predecessor       Successor        Predecessor
                                                             Company         Company          Company           Company
                                                            ---------      -----------       ----------       -----------
                                                               Three Months Ended               Nine Months Ended
                                                                  September 30,                   September 30,
                                                            --------------------------      -----------------------------
                                                              2003            2002             2003             2002
                                                            --------        ---------       ----------       ----------
                                                                    (In thousands, except per share amounts)

Revenues                                                    $360,367         $306,148         $971,824         $897,852

Operating expenses:
   Cost of sales                                             294,920          268,287          789,306          785,908
   Selling, general and administrative                        40,401           46,592          132,127          167,689
   Provision for doubtful accounts                               173            7,087            4,327           18,610
   Depreciation and amortization                              61,384          143,813          186,322          429,112
   Restructuring charges                                        --              1,816             --             15,149
   Other expense (income), net                                   (74)          (2,907)          (1,245)           6,829
                                                            --------        ---------       ----------       ----------
     Total operating expenses                                396,804          464,688        1,110,837        1,423,297
                                                            --------        ---------       ----------       ----------
Loss from operations                                         (36,437)        (158,540)        (139,013)        (525,445)
Net interest expense                                          (9,620)         (19,230)         (31,070)        (190,969)
Investing income                                               2,006            2,340            3,949           20,222
Minority interest in loss of consolidated subsidiary             475            2,927            2,378           11,514
Gain on sale of consolidated subsidiary                       21,089             --             21,089             --
Other income, net                                             33,403              283           33,663              539
Reorganization items, net                                       --            (52,280)            --           (115,879)
                                                            --------        ---------       ----------       ----------
Income (loss) before income taxes                             10,916         (224,500)        (109,004)        (800,018)
Provision for income taxes                                        (7)            (273)             (23)          (1,136)
                                                            --------        ---------       ----------       ----------
Net income (loss)                                             10,909         (224,773)        (109,027)        (801,154)
Preferred stock dividends and amortization of
   preferred stock issuance costs                               --               --               --             (5,473)
                                                            --------        ---------       ----------       ----------
Net income (loss) attributable to common
   stockholders                                             $ 10,909        $(224,773)       $(109,027)      $ (806,627)
                                                            ========        =========       ==========       ==========

Basic and diluted loss per share:
   Net income (loss) attributable to common
     stockholders                                           $    .22        $    (.45)      $    (2.18)      $    (1.62)
                                                            ========        =========       ==========       ==========

   Weighted average shares outstanding                        50,000          499,566           50,000          497,435


                             See accompanying notes.

                        WilTel Communications Group, Inc.

                 Condensed Consolidated Statements of Cash Flows

                                   (Unaudited)



                                                                Successor     Predecessor
                                                                 Company        Company
                                                                ---------     -----------
                                                                    Nine Months Ended
                                                                       September 30,
                                                                -------------------------
                                                                  2003            2002
                                                                --------       ---------
                                                                    (In thousands)

Operating activities

Net loss                                                       $(109,027)      $(801,154)
Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
   Depreciation and amortization                                 186,322         429,112
   Non-cash reorganization items, net                               --            36,797
   Provision for doubtful accounts                                 4,327          18,610
   Minority interest in loss of consolidated subsidiary           (2,378)        (11,514)
   Gain on sale of consolidated subsidiary                       (21,089)           --
   Cash provided by (used in) changes in:
     Receivables                                                 (33,964)        171,717
     Prepaid assets and other current assets                     (36,103)         (4,381)
     Accounts payable                                             11,972         (29,599)
     Current deferred revenue                                     (7,134)         16,447
     Accrued liabilities                                          (5,712)        102,839
     Long-term deferred revenue                                  (21,787)        (11,276)
     Other                                                        (6,198)          2,456
                                                                --------       ---------
Net cash used in operating activities                            (40,771)        (79,946)
Financing activities
Proceeds from long-term debt                                        --            10,909
Payments on long-term debt                                       (19,827)       (278,980)
Proceeds from issuance of common stock, net of expenses             --             9,329
Preferred stock dividends paid                                      --            (4,161)
Other                                                               --              (531)
                                                                --------       ---------
Net cash used in financing activities                            (19,827)       (263,434)
Investing activities
Property, plant and equipment:
   Capital expenditures                                          (40,830)        (63,442)
   Proceeds from tax refunds, settlements and sales               31,288          48,730
   Changes in accrued liabilities                                (12,348)        (87,346)
Proceeds from sale of consolidated subsidiary                     19,575            --
Restricted cash                                                  (13,062)           --
Purchase of investments                                             --          (220,786)
Proceeds from sales of investments                                  --           952,929
Other                                                               --              (907)
                                                                --------       ---------
Net cash provided by (used in) investing activities              (15,377)        629,178
                                                                --------       ---------

Increase (decrease) in cash and cash equivalents                 (75,975)        285,798
Cash and cash equivalents at beginning of period                 291,288         116,038
                                                                --------       ---------
Cash and cash equivalents at end of period                      $215,313       $ 401,836
                                                                ========       =========


                             See accompanying notes.

                        WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

1. Basis of Presentation

    On April 22, 2002, Williams Communications Group, Inc. ("WCG") and CG Austria, Inc. (collectively, the "Debtors") commenced proceedings under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"). Pursuant to the terms of a plan of reorganization (the "Plan"), WilTel Communications Group, Inc. ("WilTel" and, together with its direct and indirect subsidiaries, the "Company") emerged on October 15, 2002 as the successor to WCG.

    The Company implemented fresh start accounting under the provisions of Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," effective October 31, 2002 to coincide with its normal monthly financial closing cycle. The financial results in the condensed consolidated statements of operations and condensed consolidated cash flows have been separately presented under the label "Successor Company" for the three and nine months ended September 30, 2003 and "Predecessor Company" for the three and nine months ended September 30, 2002 as required by SOP 90-7. All periods in the condensed consolidated balance sheets have been presented under the label "Successor Company" as required by SOP 90-7. The Successor Company is also referred to as "WilTel" and the Predecessor Company is also referred to as "WCG". As a result of implementing fresh start accounting, the Successor Company financial statements are not comparable to the Predecessor Company financial statements.

    The Successor Company and Predecessor Company interim financial statements presented herein are based on the results of operations and financial position of WilTel and its direct and indirect subsidiaries and WCG and its direct and indirect subsidiaries, respectively. The interim condensed consolidated financial statements do not include all notes in annual financial statements and therefore should be read in conjunction with the consolidated financial statements and notes thereto in WilTel's Annual Report on Form 10-K/A for the year ended December 31, 2002. The financial statements have not been audited by independent auditors but include all normal recurring adjustments and others, which, in the opinion of the Company's management, are necessary to present fairly the Company's financial position as of September 30, 2003 and its results of operations and cash flows for the three and nine months ended September 30, 2003 and 2002.

2. Segment Revenues and Profit (Loss)

     The Company evaluates performance based upon segment profit (loss) from operations, which represents earnings before interest, income taxes, depreciation and amortization and other unusual, non-recurring or non-cash items, such as asset impairments and restructuring charges, equity earnings or losses and minority interest. A reconciliation of segment profit (loss) from operations to loss from operations is provided below. Intercompany sales are generally accounted for as if the sales were to unaffiliated third parties. The following tables present certain financial information concerning the Company's reportable segments.

                        WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)


Successor Company:

                                              Network      Vyvx      Other     Eliminations      Total
                                              -------      ----      -----     ------------      -----
                                                                        (In thousands)
Three Months Ended September 30, 2003
Revenues:
   Capacity and other                        $331,288    $29,079   $     --       $    --       $360,367
   Intercompany                                 6,471         --         --        (6,471)            --
                                             --------    -------   --------       -------       --------
Total segment revenues                       $337,759    $29,079   $     --       $(6,471)      $360,367
                                             ========    =======   ========       =======       ========

Cost of sales                                $281,788    $19,603   $     --       $(6,471)      $294,920
                                             ========    =======   ========       =======       ========

Segment profit:
   Loss from operations                      $(35,982)   $  (455)  $     --            --       $(36,437)
   Adjustments to reconcile loss from
     operations to segment profit:
     Depreciation and amortization             58,045      3,339         --            --         61,384
                                             --------    -------   --------       -------       --------
Segment profit                               $ 22,063    $ 2,884   $     --       $    --       $ 24,947
                                             ========    =======   ========       =======       ========


Predecessor Company:

                                              Network       Vyvx      Other     Eliminations       Total
                                              -------       ----      -----     ------------       -----
                                                                        (In thousands)

Three Months Ended September 30, 2002
Revenues:
   Capacity and other                        $ 272,980   $  33,168   $    --       $    --       $ 306,148
   Intercompany                                  8,466          32        --        (8,498)             --
                                             ---------    --------   -------       -------       ---------
Total segment revenues                       $ 281,446    $ 33,200   $    --       $(8,498)      $ 306,148
                                             =========    ========   =======       =======       =========

Cost of sales                                $ 249,129    $ 27,656   $    --       $(8,498)      $ 268,287
                                             =========    ========   =======       =======       =========

Segment loss:
   Loss from operations                      $(144,759)   $(17,397)  $ 3,616            --       $(158,540)
   Adjustments to reconcile loss from
     operations to segment loss:
     Depreciation and amortization             132,351      11,462        --            --         143,813
     Other:
        Credit resulting from exit cost
           reserves no longer required              --          --    (3,573)           --          (3,573)
        Restructuring charges                     (372)      2,188        --            --           1,816
                                             ---------    --------   -------       -------       ---------
Segment loss                                 $ (12,780)   $ (3,747)  $    43       $    --       $ (16,484)
                                             ==========   ========   =======       =======       =========

                        WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)


Successor Company:

                                               Network     Vyvx      Other       Eliminations       Total
                                               -------     ----      -----       ------------       -----
                                                                        (In thousands)
Nine Months Ended September 30, 2003
Revenues:
   Capacity and other                        $ 878,990    $92,834   $     --       $     --       $ 971,824
   Intercompany                                 19,251         --         --        (19,251)             --
                                             ---------    -------   --------       --------       ---------
Total segment revenues                       $ 898,241    $92,384   $     --       $(19,251)      $ 971,824
                                             =========    =======   ========       ========       =========

Cost of sales                                $ 748,343    $60,214   $     --       $(19,251)      $ 789,306
                                             =========    =======   ========       ========       =========

Segment profit:
   Income (loss) from operations             $(139,820)   $   807   $     --       $     --       $(139,013)
   Adjustments to reconcile loss from
     operations to segment profit:
     Depreciation and amortization             175,272     11,050         --             --         186,322
                                             ---------    -------   --------       --------       ---------
Segment profit                               $  35,452    $11,857   $     --       $     --       $  47,309
                                             =========    =======   ========       ========       =========


Predecessor Company:

                                              Network       Vyvx      Other      Eliminations       Total
                                              -------       ----      -----      ------------       -----
                                                                        (In thousands)
Nine Months Ended September 30, 2002
Revenues:
   Capacity and other                        $ 788,935    $108,917   $    --       $     --       $ 897,852
   Intercompany                                 29,862         134        --        (29,996)             --
                                             ---------    --------   -------       --------       ---------
Total segment revenues                       $ 818,797    $109,051   $    --       $(29,996)      $ 897,852
                                             =========    ========   =======       ========       =========

Cost of sales                                $ 713,567    $102,337   $    --       $(29,996)      $ 785,908
                                             =========    ========   =======       ========       =========

Segment loss:
   Loss from operations                      $(452,995)   $(75,580)  $ 3,130       $     --       $(525,445)
   Adjustments to reconcile loss from
     operations to segment loss:
     Depreciation and amortization             388,482      40,630        --             --         429,112
     Other:
        Restructuring charges                    9,722       4,998       429             --          15,149
        Contingencies accrued, net of
          settlement gains                      28,644          --        --             --          28,644
        Credit resulting from exit cost
          reserves no longer required               --          --    (3,573)            --          (3,573)
                                             ---------    --------   -------       --------       ---------
Segment loss                                 $ (26,147)   $(29,952)  $   (14)      $     --       $ (56,113)
                                             =========    ========   =======       ========       =========


                                                   Successor Company
                                              -----------------------------
                                                      Total Assets
                                              -----------------------------
                                              September 30,    December 31,
                                                  2003             2002
                                               ----------       ----------
                                                        (In thousands)
Network                                        $1,450,147       $1,577,372
Vyvx                                               53,190           82,819
Other                                             312,294          402,082
                                               ----------       ----------

  Total                                        $1,815,631       $2,062,273
                                               ==========       ==========

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)


3. Depreciation and Amortization

    In conjunction with fresh start accounting, the Company reassessed and changed its useful lives for its property, plant and equipment from a weighted average life of 21 years to 15 years. The impact of this change on the Company's depreciation and amortization expense for the three and nine months ended September 30, 2003 was an increase of approximately $18 million and $55 million, respectively.

4. Severance Charges

    Severance charges of $12.3 million for the nine months ended September 30, 2002 were recorded in restructuring charges on the income statement as the charges were related to the Company's reorganization. As of December 31, 2002, the Company had an accrued liability of approximately $12 million for severance related expenses, essentially all of which the Company has paid as of September 30, 2003. During 2003, the Company recorded $4.7 million of additional severance charges to general and administrative expense, essentially all of which has been paid.

5. Other Operating Income, Net - Predecessor Company

    Transactions included in segment profit (loss)

    The Company recorded other operating expense, net of $0.7 million for the three months ended September 30, 2002 and other operating income, net of $18.2 million for the nine months ended September 30, 2002, which included cash settlement gains of $17.8 million for the nine months ended September 30, 2002 related to the termination of various agreements.

    Transactions excluded from segment profit (loss)

    Other operating income, net of $3.6 million for the three months ended September 30, 2002 represents a credit resulting from the determination that remaining liabilities accrued for exit costs established in previous years related to various business sales and abandonments were no longer required.

    Other operating expense, net of $25.0 million for the nine months ended September 30, 2002 included a $35.0 million accrual for contingent liabilities partially offset by a $3.6 million credit discussed above, a non-cash settlement gain of $3.5 million and income of $2.9 million related to revisions of estimated costs associated with the fourth quarter 2001 sale of lit fiber to WorldCom, Inc.

6. Gain on Sale of Consolidated Subsidiary - Successor Company

    At the time the Company implemented fresh start accounting, the net assets of PowerTel Limited ("PowerTel"), a consolidated subsidiary, were assumed to have minimal value based on assessments by management and its financial advisor assisting with the potential sale of the Company's ownership interest in PowerTel. Important elements of that assessment included PowerTel's struggles to maintain compliance with its bank covenants, and the assessment that improvements in market conditions or improved operations during the periods following fresh start, neither of which could be predicted with certainty, would be required in order to ascribe a higher value.

    During the first six months of 2003, the Company was unsuccessful in its attempts to sell its ownership interest in PowerTel. However, in August 2003, market conditions improved such that WilTel successfully entered into agreements to sell its ownership interest in PowerTel. WilTel sold its common and preferred stock interest to TVG Consolidation Holdings SPRL for 20 million Australian dollars (or $13.1 million). In addition, WilTel also

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



settled its intercompany receivable from PowerTel for 10 million Australian dollars (or $6.5 million). The proceeds from the sale of the PowerTel stock were placed in a restricted bank account pursuant to the terms of agreements related to the Company's One Technology Center Notes outstanding. Accordingly, the Company has classified the restricted bank account in other noncurrent assets. The sale resulted in a non-recurring gain of $21.1 million. Net loss attributable to PowerTel was $.6 million and $1.6 million for the three and nine months ended September 30, 2003, respectively.

7. Other Income, Net - Successor Company

    Other income, net of $33.4 million and $33.7 million for the three and nine months ended September 30, 2003, respectively, includes non-recurring, non-operating settlement gains of $20.0 million related to the termination of various agreements. As a result of the termination of the agreements, the Company will no longer be required to perform the contractual obligations that were the basis for the recording of the deferred revenue performance obligations. In addition, other income, net includes $13.4 million of non-recurring, non-operating gains primarily related to the termination of arrangements previously accrued as unfavorable commitments in fresh start accounting and recoveries of various receivables previously written off.

8. Reorganization Items, Net

                                                         Predecessor Company
                                                 -------------------------------
                                                 Three Months       Nine Months
                                                    Ended              Ended
                                                 September 30,     September 30,
                                                     2002              2002
                                                 -------------     -------------
                                                          (In thousands)
Reorganization items, net:
   Gain on forgiveness of interest                    $  4,125         $  73,898
   Write-off of deferred financing costs                    --           (92,391)
   Write-off of debt discounts                              --           (10,055)
   Retention bonus agreements                          (21,239)          (21,239)
   Retention incentive expense                         (12,656)          (12,656)
   Professional fees and other                         (23,803)          (55,706)
   Interest income                                       1,293             2,270
                                                      --------         ---------
                                                      $(52,280)        $(115,879)
                                                      ========         =========

     In March 2002, certain provisions of the indenture related to the Trust Notes, which were senior secured notes issued by a WCG subsidiary in March 2001, were amended. The amendment, among other things, provided that The Williams Companies, Inc. ("TWC"), the former parent of WCG and guarantor of the Trust Notes, would make the required March and September 2002 interest payments totaling approximately $115 million on behalf of WCG to WCG Note Trust, and WCG would not be required to reimburse TWC for these interest payments. Since the interest accrued on these notes was not a claim in the chapter 11 proceedings, WCG recognized a gain of $4.1 million and $73.9 million for the three and nine months ended September 30, 2002, respectively, in accordance with SOP 90-7.

    The Company wrote off deferred financing costs and debt discounts associated with liabilities subject to compromise and a portion of the deferred financing costs associated with the Company's credit facility to reorganization items in accordance with SOP 90-7 since the deferred financing costs and debt discount did not have a remaining useful life as a result of the chapter 11 proceedings.

    The Company recorded charges of $21.2 million for the three and nine months ended September 30, 2002 primarily related to taxes on the Company's retention bonus agreements. In addition, the Company recorded

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



charges of $12.7 million for the three and nine months ended September 30, 2002 pursuant to an employee incentive program that was adopted to retain employees during the Company's restructuring process.

    Professional fees and other primarily consists of professional fees for legal and financial advisory services in connection with the reorganization.

    The Company recognized interest income of $1.3 million and $2.3 million for the three and nine months ended September 30, 2002, respectively, on accumulated cash that the Company did not disburse as a result of the chapter 11 proceedings.

9. Provision for Income Taxes

    The provision for income taxes includes:

                            Successor       Predecessor     Successor      Predecessor
                             Company          Company        Company         Company
                            ---------       -----------     ---------      -----------
                                Three Months Ended               Nine Months Ended
                                   September 30,                   September 30,
                            ---------------------------     --------------------------
                               2003             2002           2003           2002
                            ---------       -----------     ---------      -----------
                                                   (In thousands)
Current:
   Federal                        $--             $  --          $ --          $    --
   State                           (7)               (5)          (23)             (14)
   Foreign                         --                --            --               --
                                  ---             -----          ----          -------
                                   (7)               (5)          (23)             (14)
Deferred:
   Federal                         --              (226)           --             (949)
   State                           --               (42)           --             (173)
   Foreign                         --               --             --               --
                                  ---             -----          ----          -------
                                   --              (268)           --           (1,122)
                                  ---             -----          ----          -------
     Total provision              $(7)            $(273)         $(23)         $(1,136)
                                  ===             =====          ====          =======


    The tax provision for the three months ended September 30, 2003 is significantly different than the provision expected from applying the federal statutory rate to pre-tax income primarily due to the Company's net operating loss carryforward position. The tax provision for the nine months ended September 30, 2003 and the three and nine months ended September 30, 2002 is significantly different than the benefit expected from applying the federal statutory rate to pre-tax losses primarily due to a valuation allowance established for the Company's net deferred tax assets. The valuation allowance fully reserves the Company's net deferred tax assets, primarily resulting from net operating loss carryforwards, as the Company believes it is more likely than not that the net deferred tax asset will not be realized.

10. Net Income (Loss) Per Share

    For WilTel, the basic and diluted income (loss) per share is the same as it does not have any dilutive securities outstanding. For WCG, diluted loss per common share was the same as the basic calculation as the inclusion of any stock options and convertible preferred stock would be antidilutive since WCG reported a net loss for the periods presented. Stock options and convertible preferred stock of 5.9 million shares and 7.8 million shares for the three and nine months ended September 30, 2002 were excluded from the computation of diluted loss per common share.

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



11. Prepaid Assets and Other

    As of September 30, 2003, prepaid assets and other includes a deposit of approximately $38 million related to the posting of a $44.1 million appeal bond in first quarter 2003 for the Thoroughbred Technology and Telecommunications, Inc. (TTTI) litigation (see Note 14). The deposit is reflected as a use of cash in the operating activities section in the condensed consolidated statements of cash flows. As discussed further in Note 14, subsequent to September 30, 2003, the Company reached a verbal settlement of its disputes with TTTI, which is expected to result in a payment to TTTI in an amount that approximates the amount of the deposit during the fourth quarter of 2003. Accordingly, for liquidity purposes, the settlement is not expected to have any further impact on cash flows.

12. Debt

    Debt consists of the following:


                                                              Successor Company
                                                        -----------------------------
                                           Weighted-
                                            average
                                           interest     September 30,    December 31,
                                             Rate*         2003             2002
                                           ---------    -------------    ------------
                                                         (In thousands)
    Exit Credit Agreement                     5.6%           $375,000        $375,000
    One Technology Center ("OTC") Notes       8.1%            119,311         141,663
    Aircraft Capital Lease                   12.2%              7,776              --
    PowerTel                                   --                  --          44,353
    Other                                     8.5%              4,917           8,473
                                                             --------        --------
                                                              507,004         569,489
    Less current maturities                                    (4,142)        (51,503)
                                                             --------        --------
    Long-term debt                                           $502,862        $517,986
                                                             ========        ========


--------------
*  As of September 30, 2003

    Aircraft Capital Lease

    In May 2003, the Company entered into a sale-leaseback transaction on its two airplanes and recorded a capital lease obligation representing the present value of the future minimum lease payments during the lease term. The airplanes were sold for approximately $21 million in cash and leased back for a period of 10 years. Per the terms of the transaction, approximately $5 million from the cash proceeds was held as cash collateral for the lease.

    OTC Notes

    The OTC Notes were reduced in third quarter 2003 by the net cash proceeds of $15.1 million from the Aircraft Capital Lease transaction per the terms of the OTC Notes agreement and by $6.5 million related to the final settlement and payment terms pursuant to an agreement for the purchase of the One Technology Center building. The net cash proceeds of $15.1 million had been initially placed in escrow subject to resolution of the final settlement.

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



13. Comprehensive Income (Loss)

    Comprehensive loss is as follows:

                                                         Successor     Predecessor      Successor      Predecessor
                                                          Company        Company         Company         Company
                                                         ---------     -----------      ---------      -----------
                                                             Three Months Ended             Nine Months Ended
                                                                September 30,                  September 30,
                                                         -------------------------      --------------------------
                                                           2003           2002             2003            2002
                                                         ---------     -----------      ---------      -----------
                                                                               (In thousands)
Net income (loss)                                          $10,909       $(224,773)     $(109,027)       $(801,154)
   Other comprehensive loss:
       Unrealized loss on securities                            --          (1,664)            --           (8,043)
       Less:  reclassification adjustment for net
          gains realized in net loss                            --              --             --             (605)
                                                           -------       ---------      ---------        ---------
       Net unrealized loss                                      --          (1,664)            --           (8,648)
       Foreign currency translation adjustments             (1,517)         (1,321)          (780)           1,432
                                                           -------       ---------      ---------        ---------
   Other comprehensive loss before taxes                    (1,517)         (2,985)          (780)          (7,216)
   Income tax benefit on other comprehensive loss               --             267             --            1,122
                                                           -------       ---------      ---------        ---------
Comprehensive income (loss)                                $ 9,392       $(227,491)     $(109,807)       $(807,248)
                                                           =======       =========      =========        =========

14. Contingencies

    Litigation

    Department of Labor Investigation

     In April 2003, the Company received written notice from the United States Department of Labor that it is exercising its authority under Section 504 of the Employee Retirement Income Security Act of 1974 ("ERISA") to conduct periodic investigations of employee benefit plans to determine whether such plans conform with the provisions of ERISA and other applicable regulations. The stated scope of the review covers the Williams Communications Investment Plan (a defined contribution plan) for a time period extending from 1998 through the present date. The Company is cooperating fully with the Department of Labor. At this time, neither the length of the review nor likely outcome of the investigation can be determined. The Company believes that all of its actions with respect to employee benefit plans have been in full compliance with ERISA and other applicable regulations.

    Right of Way Class Action Litigation

    A number of suits attempting to achieve class action status seek damages and other relief from the Company based on allegations that the Company installed portions of its fiber-optic cable without all necessary landowner consents. These allegations relate to the use of rights of way licensed by railroads, state departments of transportation and others controlling pre-existing right-of-way corridors. The putative members of the class in each suit are those owning the land underlying or adjoining the right-of-way corridors. Similar actions have been filed against all major carriers with fiber-optic networks. It is likely that additional actions will be filed. The Company believes it obtained sufficient rights to install its cable. It also believes that the class action suits are subject to challenge on procedural grounds.

    The Company and other major carriers are seeking to settle the class action claims referenced above relating to the railroad rights of way through an agreed class action. These companies initially sought approval of a settlement in a case titled Zografos et al. vs. Qwest Communications Corp., et al., filed in the U.S. District Court

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



for the District of Oregon on January 31, 2002. On July 12, 2002, the Oregon Court dismissed the action. Thereafter, on September 4, 2002, an existing case titled Smith, et al., vs. Sprint, et al., pending in the U.S. District Court for the Northern District of Illinois, was amended to join the Company and two other telecommunications companies as defendants. On July 25, 2003, the judge in this case issued an order preliminarily approving a proposed settlement agreement and issued an injunction, which stayed other putative class action railroad rights of way cases against the Company. Two of the intervening plaintiffs filed appeals, which were consolidated. If this settlement withstands potential challenges by plaintiffs' counsel, it will settle the majority of the putative nationwide and statewide class actions related to the railroad right-of-way claims. Based on the Company's estimate of a likely settlement range, the Company has accrued $16.7 million as of September 30, 2003.

    Platinum Equity Dispute

    In March 2001, the Company sold its Solutions segment to Platinum Equity LLC ("Platinum Equity") for a sales price that was subject to adjustment based upon a computation of the net working capital of the business as of March 31, 2001. A dispute arose between the companies with respect to the net working capital amount as defined in the agreement. Pursuant to the provisions of the sale agreement, the parties submitted the dispute to binding arbitration before an independent public accounting firm.

    In September 2002, Platinum Equity filed suit in the District Court of Oklahoma County, State of Oklahoma, against the Company alleging various breaches of representations and warranties related to the sale of the Solutions segment and requested a ruling that no payment was due under a promissory note issued by Platinum Equity at the time of purchase until all disputes were resolved. Many of the claims alleged by Platinum Equity in this suit are the same claims asserted by Platinum Equity in the net working capital dispute. Discovery in this suit is ongoing, with the trial expected to begin sometime in Spring 2004.

    In May 2003, the arbitrator rendered a determination of the adjustment amount under the net working capital dispute, and an order entry of judgment was entered against Platinum Equity in the amount of approximately $38 million, which represented the amount that Platinum Equity owed under the promissory note, offset by the net working capital adjustment determined by the arbitrator. The Company adjusted the carrying amount of the note receivable to $38 million by offsetting amounts previously accrued for the net working capital dispute. In July 2003, the Company collected approximately $39 million, including interest, from Platinum Equity related to the judgment. The receipt of the $39 million does not resolve all of the issues between Platinum Equity and the Company as neither company has waived any of the claims currently pending in the litigation discussed above. The Company continues to believe that it is adequately reserved or accrued with respect to its receivable and payable positions with Platinum Equity.

    Thoroughbred Technology and Telecommunications, Inc. vs. Williams Communications, LLC

    Thoroughbred Technology and Telecommunications, Inc. ("TTTI") filed suit on July 24, 2001, against Williams Communications, LLC ("WCL"), which changed its name to WilTel Communications, LLC in January 2003, in a case titled Thoroughbred Technology and Telecommunications, Inc. vs. Williams Communications, LLC f/k/a Williams Communications, Inc., Civil Action No. 1:01-CV-1949-RLV, pending in the U.S. District Court for the Northern District of Georgia, Atlanta Division. TTTI alleged claims that included breach of contract with respect to a fiber-optic installation project that TTTI was constructing for itself and other parties, including WCL, with respect to certain conduit segments including a three-conduit segment between Cleveland, Ohio and Boyce, Virginia. TTTI sought specific performance to require that WCL take title to the Cleveland-Boyce segment and pay TTTI in excess of $36 million plus pre-judgment interest for such purchase. WCL alleged various defenses, including significant warranty and breach of contract claims against TTTI.

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



    On May 9, 2002, the trial court determined that WCL did not have the right to terminate the contract with respect to the Cleveland-Boyce segment, but deferred ruling on TTTI's remedy until a later time. In a series of rulings on January 27, 2003, the court ordered, among other things, (1) that WCL's claims against TTTI for breach of contract and construction deficiencies for certain of the telecommunications routes constructed by TTTI be heard by an arbitration panel; and (2) that WCL close the purchase of the Cleveland-Boyce segment and pay TTTI the sum of $36.3 million plus pre-judgment interest for such purchase. The court denied WCL's motion for a stay of the proceedings while the construction claims against TTTI are adjudicated through arbitration and further denied the Company's request to stay closing on the Cleveland-Boyce segment pending an appeal of the trial court's decision. WCL sought and obtained a stay of the trial court's order compelling a closing of the Cleveland-Boyce segment from the United States Court of Appeals for the 11th Circuit thereby staying WCL's obligation to close the transaction until the appeal is decided. The stay granted by the Court of Appeals was conditioned on the posting of an appropriate supersedeas bond by the Company, which was posted by the Company in March 2003 in the approximate amount of $44.1 million. The Company posted the bond, which was docketed by the trial court on March 13, 2003. WCL is proceeding with its appeal of the trial court's decision while pursuing its arbitration claims of construction defects against TTTI. Oral arguments in the appeal are scheduled for November 2003.

    On March 21, 2003, WCL filed its demand for arbitration with the American Arbitration Association. Subsequently, TTTI filed its response and alleged unquantified additional counterclaims against WCL for breach of contract. The parties confirmed dates for the arbitration in December 2003 following a decision by the arbitration panel denying TTTI's request to stay the proceeding until after the appeal is concluded. WCL's arbitrable claims against TTTI aggregate approximately $70 million. TTTI's counterclaims against WCL aggregate approximately $24 million.

    Subsequent to September 30, 2003, the parties reached a verbal settlement of their disputes, which is expected to result in a payment to TTTI in the amount of $37.5 million. The Company anticipates that definitive agreements will be executed by November 19, 2003 pursuant to which all lawsuits will be dismissed and WilTel will take title to the constructed segments that were the subject of the dispute.

    StarGuide

    On October 12, 2001, StarGuide Digital Networks ("StarGuide") sued WCG in the United States District Court for Nevada for infringement of three patents relating to streaming transmission of audio and video content. Subsequently, StarGuide added WCL as a party to the action. StarGuide seeks compensation for past infringement, an injunction against infringing use, and treble damages due to willful infringement. On July 1, 2002, StarGuide initiated a second patent suit against WCL with respect to a patent that is a continuation of the patents at issue in the prior litigation. The two actions have been consolidated. In July 2003, the parties reached a settlement, and this case was dismissed by joint agreement. The settlement did not have a material impact on the Company's results of operations, financial position or cash flows.

    WilTel Shareholder Lawsuits

    On May 15, 2003, the first of several shareholder class actions was filed against WilTel, the nine members of WilTel's Board of Directors and Leucadia National Corporation ("Leucadia"). Currently, the Company has been served with notice of eight (8) shareholder derivative class actions: four (4) in Clark County, Nevada, one (1) in Washoe County, Nevada, two (2) in New York County, New York and one (1) in Tulsa County, Oklahoma. Each of the lawsuits sets forth substantially the same allegations of breach of fiduciary duty in connection with Leucadia's proposed exchange offer announced on May 15, 2003. Amended complaints were filed in each of the lawsuits based upon Leucadia's withdrawal of its initial offer and Leucadia's subsequent offers. The parties in

                       WilTel Communications Group, Inc.

              Notes to Condensed Consolidated Financial Statements
                                  (Unaudited)



these litigations have reached an agreement in principle to settle the litigation. The proposed settlement is subject to numerous conditions, including the drafting and execution of a formal settlement agreement and final approval of the settlement by the New York courts. Plaintiffs' counsel intend to apply to the New York courts for an award of attorneys' fees and reimbursement of expenses in the amount of $300,000. (For additional information on Leucadia's exchange offer see Note 15.)

    Summary

    The Company is a party to various other claims, legal actions, and complaints arising in the ordinary course of business. In the opinion of management, upon the advice of legal counsel, the ultimate resolution of all claims, legal actions, and complaints, after consideration of amounts accrued of approximately $83 million as of September 30, 2003, the verbal settlement and posting of the appeal bond related to TTTI discussed above, insurance coverage, or other indemnification arrangements, is not expected to have a materially adverse effect upon the Company's future financial position or results of operations, although unfavorable outcomes in the items discussed above could significantly impact the Company's liquidity.

15. Leucadia Exchange Offer

     In August 2003, WilTel and Leucadia announced a merger agreement that provided for an exchange offer pursuant to which tendering WilTel stockholders will receive .4242 of a Leucadia common share for each share of WilTel common stock to be followed by a back-end merger for the same consideration as offered in the exchange offer. The merger agreement also provides that WilTel stockholders receive contingent sale rights which entitle WilTel stockholders to additional Leucadia common shares if Leucadia sells substantially all of WilTel's assets or outstanding shares of capital stock prior to October 15, 2004, or consummates such a sale at a later date if the sale agreement was entered into prior to August 21, 2004, and in either case the net proceeds exceed the valuation ascribed to WilTel's equity in this transaction.

     As of November 5, 2003, the WilTel stockholders had tendered 23,547,423 shares of WilTel common stock, representing approximately 89.5% of the WilTel shares not owned by Leucadia, which when added to the WilTel common stock already owned by Leucadia represent approximately 94.5% of the total outstanding WilTel common stock. Leucadia accepted all of the WilTel common stock tendered in exchange for Leucadia common shares, and has acquired the balance of the WilTel stock not tendered in a back-end merger. Holders of common stock acquired pursuant to the back-end merger have appraisal rights under Nevada law, which could result in those stockholders receiving cash consideration from WilTel rather than Leucadia common shares. Leucadia issued 9,988,817 of its common shares for the WilTel common stock tendered in the exchange offer, and if no appraisal rights are appropriately exercised, will issue an aggregate of 11,156,460 Leucadia common shares (including the shares issued pursuant to the offer) for all of the WilTel common stock not previously owned by Leucadia. Leucadia will not know the number of shares of common stock, if any, as to which appraisal rights will be exercised until December 2003. Upon completion of the back-end merger, WilTel ceased to be a public company, and as such will no longer file reports with the SEC.